CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment # 877/879 to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated December 28, 2018 on the financial statements and financial highlights of the Fort Pitt Capital Total Return Fund, a series of the Advisors Series Trust.   Such financial statements and financial highlights appear in the 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 25, 2019